ENTERTAINMENT PROPERTIES TRUST
ARTICLES SUPPLEMENTARY
5.75% SERIES C CUMULATIVE CONVERTIBLE PREFERRED SHARES
$0.01 PAR VALUE PER SHARE
     ENTERTAINMENT PROPERTIES TRUST, a Maryland real estate investment trust (the “Trust”), having its principal office in Kansas City, Missouri, hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Board of Trustees in the Amended and Restated Declaration of Trust, as amended (the “Declaration”), the Trustees have duly classified and designated 6,000,000 Preferred Shares of the Trust as 5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share, of the Trust (“Series C Preferred Shares”).
     SECOND: The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of the Series C Preferred Shares are as follows, in addition to those set forth in the Declaration. Capitalized terms used in this ARTICLE SECOND which are defined in the Declaration and not otherwise defined herein are used herein as so defined in the Declaration. Certain additional capitalized terms used in this ARTICLE SECOND are used as defined in Section 15 below, which definitions shall apply only to Series C Preferred Shares and shall not affect the definition of such terms as used or as otherwise defined with respect to other series of Preferred Shares or elsewhere in the Declaration.
5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share
     1. Designation and Number. A series of Preferred Shares, designated the 5.75% Series C Cumulative Convertible Preferred Shares, $0.01 par value per share (the “Series C Preferred Shares”), is hereby established. The number of authorized Series C Preferred Shares is 6,000,000.
     2. Relative Seniority. In respect of rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, the Series C Preferred Shares shall rank (i) senior to the Common Shares and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, junior to the Series C Preferred Shares, (ii) on a parity with the 9.50% Series A Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series A Preferred Shares”), the 7.75% Series B Cumulative Redeemable Preferred Shares, $0.01 par value per share (the “Series B Preferred Shares”), and any other class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, on a parity with the Series C Preferred Shares, and (iii) junior to any class or series of Shares of the Trust, the terms of which specifically provide that such class or series ranks, as to rights to receive dividends and to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, senior to the Series C Preferred Shares. For the avoidance of doubt, debt securities of the Trust which are convertible into or exchangeable for Shares of the Trust or any other debt securities of the Trust do not constitute a class or series of Shares for purposes of this Section 2.
     3. Dividends and Distributions.
     (a) Subject to the preferential rights of the holders of any class or series of Shares of the Trust ranking senior to the Series C Preferred Shares as to dividends or distributions, the holders of the then outstanding Series C Preferred Shares shall be entitled to receive, when and as authorized by the Trustees and declared by the Trust, out of any funds legally available therefor, cumulative cash distributions at a rate of 5.75% of the $25.00 liquidation preference per year (equivalent to $1.4375 per share per year) (the “Distribution Rate”). Such distributions shall accrue and be cumulative from December 22, 2006 (the “Original Issue Date”), and will be payable quarterly in arrears in cash on the fifteenth day of each January, April, July and October beginning on January 15, 2007 (each such day being hereinafter called a “Distribution Payment Date”); provided that if any Distribution Payment Date is not a Business Day (as hereinafter defined), then the distribution which would otherwise have been payable on such Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Distribution Payment Date, and no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day. The amount of any distribution payable for any full quarterly period or portion thereof shall be computed on the basis of a 360-day year of twelve 30-day months (it being understood that the first distribution will be for less than a full quarter). Distributions shall be payable to holders of record as they appear in the share records of the Trust at the close of business on the applicable record date (each, a “Distribution Record Date”), which shall be a date designated by the Trustees for the payment of distributions that is not more than 60 nor less than 10 days prior to the applicable Distribution Payment Date.
     (b) Distributions on the Series C Preferred Shares shall accrue and be cumulative, whether or not (i) the Trust has earnings, (ii) there are funds legally available for the payment of such distributions or (iii) such distributions have been declared or authorized.
     (c) If Series C Preferred Shares are outstanding, no full distributions shall be declared or paid or set apart for payment on any other class or series of Shares of the Trust ranking, as to distributions, on a parity with the Series C Preferred Shares for any period, unless the full cumulative distributions on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares and the Shares of any other class or series ranking on a parity as to distributions with the Series C Preferred Shares, all distributions declared upon Series C Preferred Shares and any such other class or series of Shares shall in all cases bear to each other the same ratio that accrued distributions per share on the Series C Preferred Shares and such other class or series of Shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other class or series does not have a cumulative distribution) bear to each other.
     (d) Unless full cumulative distributions on the Series C Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no distributions (other than in Common Shares or shares ranking junior to the Series C Preferred Shares as to distributions or upon liquidation, dissolution or winding up of the Trust, or options, warrants or rights to subscribe for or purchase Common Shares or such junior Shares) shall be declared or paid or set apart for payment and no other distribution shall be declared or made upon the Common Shares or any other Shares ranking junior to the Series C Preferred Shares as to distributions or on liquidation, dissolution or winding up of the Trust, nor shall any Common Shares or any other such Shares ranking junior to or on parity with the Series C Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Shares) by the Trust except (i) by conversion into or exchange for Common Shares or such junior Shares, (ii) by redemption, purchase or other acquisition of Common Shares made for purposes of an incentive, benefit or share purchase plan of the Trust or any of its subsidiaries for officers, Trustees or employees or others performing or providing similar services, and (iii) for redemptions, purchases or other acquisitions by the Trust, whether pursuant to any provision of the Declaration or otherwise, for the purpose of preserving the Trust’s status as a REIT for federal income tax purposes.
     (e) No interest, or sum of money in lieu thereof, shall be payable in respect of any distribution payment or payments on Series C Preferred Shares which may be in arrears, and the holders of Series C Preferred Shares are not entitled to any distributions, whether payable in cash, securities or other property, in excess of the full cumulative distributions described in this Section 3. Except as otherwise expressly provided herein, the Series C Preferred Shares shall not be entitled to participate in the earnings or assets of the Trust.
     (f) Any distribution payment made on the Series C Preferred Shares shall be first credited against the earliest accrued but unpaid distribution due with respect to such Shares which remains payable. Any cash distributions paid in respect of Series C Preferred Shares, including any portion thereof which the Trust elects to designate as “capital gain dividends” (as defined in Section 857 (or any successor provision) of the Internal Revenue Code) or as a return of capital, shall be credited to the cumulative distributions on the Series C Preferred Shares.
     (g) No distributions on the Series C Preferred Shares shall be authorized by the Trustees or be paid or set apart for payment by the Trust at such time as the terms and provisions of any agreement of the Trust, including any agreement relating to its indebtedness, directly or indirectly prohibit authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment shall be restricted or prohibited by law.

     (h) The Trust shall remain entitled to receive and retain any interest or other earnings on any money set aside for the payment of distributions on Series C Preferred Shares and holders thereof shall have no claim to such interest or other earnings. Any funds for the payment of distributions on Series C Preferred Shares which have been set apart by the Trust and which remain unclaimed by the holders of the Series C Preferred Shares entitled thereto on the first anniversary of the applicable Distribution Payment Date, or other distribution payment date, shall revert and be repaid to the general funds of the Trust, and thereafter the holders of the Series C Preferred Shares entitled to the funds which have reverted or been repaid to the Trust shall look only to the general funds of the Trust for payment, without interest or other earnings thereon.
     4. Liquidation Rights.
     (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, before any distribution or payment shall be made to the holders of any Common Shares or any other Shares ranking junior to the Series C Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, but subject to the preferential rights of holders of any class or series of Shares ranking senior to the Series C Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution of winding up of the Trust, the holders of Series C Preferred Shares shall be entitled to receive, out of assets of the Trust legally available for distribution to shareholders, liquidating distributions in cash or property at its fair market value as determined by the Trustees in the amount of $25.00 per Series C Preferred Share, plus an amount equal to all distributions accrued and unpaid thereon (whether or not declared).
     (b) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Trust.
     (c) In the event that upon any voluntary or involuntary liquidation, dissolution or winding up of the Trust, the available assets of the Trust are insufficient to pay the full amount of the liquidating distributions on all outstanding Series C Preferred Shares and the full amounts payable as liquidating distributions on all Shares of other classes or series of Shares of the Trust ranking on a parity with the Series C Preferred Shares as to rights to participate in distributions or payments in the event of any liquidation, dissolution or winding up of the Trust, then the holders of the Series C Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
     (d) For purposes of this Section 4, neither the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Trust, nor the merger or consolidation of the Trust into or with any other entity or the merger or consolidation of any other entity into or with the Trust or a statutory share exchange by the Trust, shall be deemed to be a dissolution, liquidation or winding up of the Trust.
     (e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Shares or otherwise, is permitted under Maryland law, amounts that would be needed, if the Trust were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of Series C Preferred Shares will not be added to the Trust’s total liabilities.
     5. Redemption.
     (a) The Series C Preferred Shares are not subject to mandatory or optional redemption or repurchase, except as otherwise provided in Sections 5(b) and (c) below and except in certain circumstances as set forth in Section 10 below, the Trust may not repurchase or redeem Series C Preferred Shares.
     (b) The Trust may, at its option, redeem or repurchase at any time all or from time to time any Series C Preferred Shares necessary to preserve the Trust’s qualification as a real estate investment trust, which determination shall be made by the Board of Trustees in its sole discretion, for cash at a redemption price per share equal to $25.00, together with all accrued and unpaid distributions to the date fixed for redemption.

     (c) For the avoidance of doubt, the provisions of Section 5(a) above shall not limit any direct or indirect purchase or acquisition by the Trust of all or any Series C Preferred Shares on the open market, by tender, or by privately negotiated transactions.
     6. Voting Rights. Notwithstanding anything to the contrary contained in the Declaration, except as set forth below in this Section 6, the holders of the Series C Preferred Shares shall not be entitled to vote at any meeting of the shareholders for election of Trustees or for any other purpose or otherwise to participate in any action taken by the Trust or the shareholders thereof, or to receive notice of any meeting of shareholders (except for such notices as may be expressly required by law).
     (a) At any time distributions on the Series C Preferred Shares shall be in arrears for six or more quarterly periods, whether or not the quarterly periods are consecutive, the holders of Series C Preferred Shares (voting separately as a class with all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Trustees of the Trust at the next annual meeting of shareholders, or at a special meeting of shareholders called for that purpose, and for those or other replacement Trustees at each subsequent meeting (and the number of Trustees then constituting the Board of Trustees will automatically increase by two, if not already increased by two by reason of the election of Trustees by the holders of such Preferred Shares), until all distributions accumulated on Series C Preferred Shares for the past Distribution Periods shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. For the avoidance of doubt, and by means of example, in the event distributions on the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares shall each be in arrears for six or more quarterly periods, the holders of Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares (and the holders of all other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for the election of two additional Trustees in the aggregate, not six or more additional Trustees.
     (i) Upon the full payment of all such distributions accumulated on Series C Preferred Shares for the past Distribution Periods or the declaration in full thereof and the Trust’s setting aside a sum sufficient for the payment thereof, the right of the holders of Series C Preferred Shares to elect such two Trustees shall cease, and (unless there are one or more other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable) the term of office of such Trustees previously so elected shall automatically terminate and the authorized number of Trustees of the Trust will thereupon automatically return to the number of authorized Trustees otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect two additional Trustees in the case of any such future distribution arrearage.
     (ii) If at any time when the voting rights conferred upon the Series C Preferred Shares pursuant to this Section 6(a) are exercisable any vacancy in the office of a Trustee elected pursuant to this Section 6(a) shall occur, then such vacancy may be filled only by the written consent of the remaining such Trustee or by vote of the holders of record of the outstanding Series C Preferred Shares and any other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Shares in the election of Trustees pursuant to this Section 6(a).
     (iii) Any Trustee elected or appointed pursuant to this Section 6(a) may be removed only by the holders of the outstanding Series C Preferred Shares and any other series of Preferred Shares of the Trust upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series C Preferred Shares in the election of Trustees pursuant to this Section 6(a), and may not be removed by the holders of the Common Shares.
     (iv) The term of any Trustees elected or appointed pursuant to this Section 6(a) shall be from the date of such election or appointment and their qualification until the next annual meeting of the shareholders and until their successors are duly elected and qualify, except as otherwise provided above in this Section 6(a).
     (b) So long as any Series C Preferred Shares remain outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series C Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (the holders of Series C Preferred Shares voting separately as a class), (i) authorize or create, or increase the number of authorized or issued shares of, any class or series of Shares ranking senior to the Series C Preferred Shares with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Trust, or reclassify any authorized Shares of the Trust into any such Shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such Shares, or (ii) amend, alter or repeal the provisions of the Declaration or these terms of the Series C Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares; provided, however, that any increase in the number of authorized Preferred Shares, any issuance of or increase in the number of Series C Preferred Shares or any creation or issuance of or increase in the number of authorized shares of any class or series of Preferred Shares which rank on a parity with the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Trust or which are Junior Shares shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Shares.
     (c) The voting provisions set forth in clauses (a) and (b) above will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required shall be effected, (i) all outstanding Series C Preferred Shares shall have been redeemed or repurchased by the Trust or (ii) all outstanding Series C Preferred Shares shall have been called for redemption or the Trust shall have exercised its election to repurchase all outstanding Series C Preferred Shares and in either case sufficient funds shall have been deposited in trust pursuant to the provisions of the terms of the Series C Preferred Shares to effect the redemption or repurchase, as applicable.
     (d) On each matter submitted to a vote of the holders of Series C Preferred Shares or on which the holders of Series C Preferred Shares are otherwise entitled to vote as provided herein, each Series C Preferred Share shall be entitled to one vote, except that when Shares of any other class or series of Preferred Shares of the Trust have the right to vote with the Series C Preferred Shares as a single class on any matter, the Series C Preferred Shares and the Shares of each such other class or series will have one vote for each $25.00 of liquidation preference.
     7. Conversion. Series C Preferred Shares will be convertible, at the option of the Trust, into either (1) a number of Common Shares based upon the applicable Conversion Rate, or (2) an amount of cash and Common Shares, in each case on and subject to the terms and conditions set forth below in this Section 7 and in Sections 8, 9 and 10 below (such payment referred to as the “Conversion Payment”).
     (a) Holder Conversion Right.
     (i) Subject to and upon compliance with the provisions of this Section 7, a holder of any share or shares of Series C Preferred Shares shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Shares (the “Holder Conversion Right”), subject to the conditions described below, into a number of fully paid and non-assessable Common Shares that are issuable initially at a conversion rate of 0.3504 Common Shares per $25.00 liquidation preference of Series C Preferred Shares (subject to adjustment in accordance with the provisions of Section 8 and Section 9 hereof, the “Conversion Rate”); provided, however, that the Trust shall have the right to deliver either solely Common Shares or cash and Common Shares, if any, in accordance with the provisions of Section 7(d) and the other provisions of this Section 7. The “Conversion Price” at any time shall be equal to $25.00 divided by the Conversion Rate at such time.
     (ii) To exercise the Holder Conversion Right, a holder of Series C Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, the certificate or certificates, if any, for the Series C Preferred Shares to be converted accompanied by a written notice stating that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares pursuant to the Holder Conversion Right and specifying the name or names in which the holder wishes the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered (“Conversion Notice”).
     (iii) Depending upon the form of Conversion Payment elected to be delivered by the Trust pursuant to the provisions of this Section 7, the Trust will deliver Common Shares and/or cash, if any, to which a holder of Series C Preferred Shares shall be entitled pursuant to and in accordance with the provisions of this Section 7. If any Common Shares are to be delivered and (A) if Common Shares to be issued upon such conversion are certificated, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (I) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which the holder of the shares of Series C Preferred Shares being converted, or the holder’s transferee, shall be entitled, and (II) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), or (B) if Common Shares to be issued upon such conversion are not certificated, (I) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series C Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (II) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 7(c)(ii) below, a check or other transfer of funds for the cash settlement amount.
     (iv) In lieu of the foregoing procedure, to the extent Series C Preferred Shares are held by DTC in global form, the beneficial owner of Series C Preferred Shares shall comply with the procedures of DTC in order to convert the owner’s beneficial interest in such Series C Preferred Shares.
     (v) Each conversion pursuant to exercise of the Holder Conversion Right shall be deemed to have been made at the close of business on the date of giving the Conversion Notice and of surrendering the certificate or certificates, if any, evidencing the Series C Preferred Shares to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Shares being converted shall cease except for the right to receive the Conversion Payment and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and, if applicable, the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (vi) If the Trust elects to deliver the Conversion Payment to which a holder of Series C Preferred Shares shall be entitled solely in the form of Common Shares, then the Trust shall deliver the Common Shares in accordance with the provisions of this Section 7 as promptly as practicable after the Conversion Date and after the surrender of the certificates or certificates, if any, for the Series C Preferred Shares in accordance with Section 7(a)(ii), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid. If the Trust elects to deliver the Conversion Payment to which a holder of Series C Preferred Shares shall be entitled in the form of cash and Common Shares, if any, then the Trust shall deliver such cash and Common Shares, if any, pursuant to the provisions of this Section 7, as applicable, as promptly as practicable following the third Trading Day after the Cash Settlement Averaging Period, and after the surrender of the certificates or certificates, if any, for the Series C Preferred Shares in accordance with Section 7(a)(ii), the receipt of the Conversion Notice and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid.
     (vii) If a holder of Series C Preferred Shares has exercised its Fundamental Change Conversion Right with respect to Series C Preferred Shares, such Series C Preferred Shares may not be converted pursuant to exercise of a Holder Conversion Right unless such holder has timely submitted notice withdrawing the Series C Preferred Shares from conversion pursuant to the Fundamental Change Conversion Right pursuant to Section 10. If the Trust elected to repurchase Series C Preferred Shares subject to the exercise of a Fundamental Change Conversion Right in accordance with Section 10, such holder’s Holder Conversion Right with respect to the Series C Preferred Shares so subject to repurchase shall expire unless the Trust or the Transfer Agent has received the related Conversion Notice and the certificate or certificates, if any, for the Series C Preferred Shares, being converted (or, if applicable, the beneficial owner of such Series C Preferred Shares has complied with the procedures of DTC for the conversion of such Series C Preferred Shares) at or prior to 5:00 PM, New York City time, on the Business Day immediately preceding the Fundamental Change Conversion Date, unless the Trust defaults on the payment of the Fundamental Change Purchase Price.
     (b) Company Conversion Option.
     (i) On or after January 20, 2012, the Trust shall have the option to convert some or all of the outstanding Series C Preferred Shares into that number of Common Shares that are issuable at the then applicable Conversion Rate (the “Company Conversion Option”). The Trust may exercise the Company Conversion Option only if the Closing Sale Price (as hereinafter defined) of the Common Shares equals or exceeds 135% of the then applicable Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day immediately prior to the Trust’s issuance of a press release announcing its intent to exercise the Company Conversion Option in accordance with Section 7(b)(iii).
     (ii) If the Trust shall convert less than all of the outstanding Series C Preferred Shares, the Transfer Agent shall select the Series C Preferred Shares to be converted by lot, on a pro rata basis or in accordance with any other method the Transfer Agent considers fair and appropriate. The Trust may convert the Series C Preferred Shares only in a whole number of shares. If a portion of a holder’s Series C Preferred Shares is selected for partial conversion by the Trust and the holder exercises the Holder Conversion Right to convert a portion of such Series C Preferred Shares, the number of Series C Preferred Shares subject to conversion by the Trust pursuant to the Company Conversion Option shall be reduced by the number of shares that the holder converted by exercising the Holder Conversion Right.
     (iii) To exercise the Company Conversion Option right set forth in this Section 7(b), the Trust shall issue a press release for publication to the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the conditions set forth in Section 7(b)(i) shall have been satisfied, announcing the Trust’s intention to exercise the Company Conversion Option and the form of Conversion Payment. The Trust shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series C Preferred Shares (not more than four (4) Trading Days after the date of the press release) announcing the Trust’s intention to exercise the Company Conversion Option (the “Company Conversion Option Notice”). The effective date for any Company Conversion Option (the “Company Conversion Option Date”) shall be on the date that is selected by the Trust that is not longer than five (5) Trading Days after the date on which the Trust issues such press release. In addition to any information required by applicable law or regulation, the Company Conversion Option Notice and the press release and notice with respect to the exercise of the Company Conversion Option shall state, as appropriate: (A) the Company Conversion Option Date; (B) the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in Section 7(d)); (C) if known, the number of Common Shares, if any, to be issued upon conversion of each Series C Preferred Share; (D) the number of shares of Series C Preferred Shares to be converted; and (E) that distributions on the Series C Preferred Shares to be converted shall cease to accrue on the Company Conversion Option Date.
     (iv) To receive the Conversion Payment to which a holder of Series C Preferred Shares shall be entitled in the case of a Company Conversion Option, a holder of Series C Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, the certificate or certificates, if any, for the Series C Preferred Shares to be converted accompanied by a written notice specifying the name or names in which the holder wishes to the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered.
     (v) Depending upon the form of Conversion Payment elected to be delivered by the Trust pursuant to the provisions of this Section 7, the Trust will deliver Common Shares and/or cash, if any, to which a holder of Series C Preferred Shares shall be entitled pursuant to and in accordance with the provisions of this Section 7. If any Common Shares are to be delivered and (A) if Common Shares to be issued upon such conversion are certificated, (x) the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (I) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series C Preferred Shares being converted, or a holder’s transferee, shall be entitled, (II) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), or (B) if Common Shares to be issued upon such conversion are not certificated, (I) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series C Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (II) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 7(c)(ii), a check or other transfer of funds for the cash settlement amount.
     (vi) In lieu of the foregoing procedure, to the extent Series C Preferred Shares are held by DTC in global form, the beneficial owner of Series C Preferred Shares shall comply with the procedures of DTC upon exercise of the Company Conversion Option in order to convert the owner’s beneficial interest in such Series C Preferred Shares.
     (vii) Each conversion pursuant to this Section 7(b) shall be deemed to have been made at the close of business on the Company Conversion Option Date so that the rights of the holder thereof as to the shares of Series C Preferred Shares being converted shall cease except for the right to receive the Conversion Payment and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (viii) If the Trust elects to deliver the Conversion Payment to which a holder of Series C Preferred Shares shall be entitled solely in the form of Common Shares, then the Trust shall deliver the Common Shares in accordance with the provisions of this Section 7 procedures as promptly as practicable after the Company Conversion Option Date and after the surrender of the certificates or certificates, if any, for the Series C Preferred Shares in accordance with Section 7(b)(iv), the receipt of the notice described in Section 7(b)(iv), and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid. If the Trust elects to deliver the Conversion Payment to which a holder of Series C Preferred Shares shall be entitled in the form of cash and Common Shares, if any, then the Trust shall deliver such cash and Common Shares, if any, pursuant to the pursuant to this Section 7 as applicable, as promptly as practicable following the third Trading Day after the Cash Settlement Averaging Period, and after the surrender of the certificates or certificates, if any, for the Series C Preferred Shares in accordance with Section 7(b)(iv), the receipt of the notice described in Section 7(b)(iv) and payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid.
     (ix) In case any Series C Preferred Share is to be converted pursuant to this Section 7(b), the holder’s right to voluntarily convert such Series C Preferred Share pursuant to exercise of the Holder Conversion Right or the Fundamental Change Conversion Right shall terminate at 5:00 p.m., New York City time, on the Business Day immediately preceding the Company Conversion Option Date.
     (c) General Provisions for Conversions.
     (i) If more than one Series C Preferred Share shall be surrendered for conversion by the same holder or subject to exercise of the Company Conversion Option at the same time, the number of full Common Shares issuable on conversion of those shares of Series C Preferred Shares shall be computed on the basis of the total number of shares of Series C Preferred Shares so surrendered.

     (ii) In connection with the conversion of any Series C Preferred Shares, the Trust may elect not to issue fractional Common Shares, in which case the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest, multiplied by the Closing Sale Price of the Common Shares on the Trading Day immediately prior to the Conversion Date or the Company Conversion Option Date, as applicable.
     (iii) In case the Conversion Notice or holder’s order pursuant to Section 7(b)(v) specifies that the Common Shares issuable upon conversion of Series C Preferred Shares are to be issued or registered in a name or names other than that of the registered holder of Series C Preferred Shares, the notice or order shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series C Preferred Shares pursuant to this Section 7.
     (iv) A holder of Series C Preferred Shares is not entitled to any rights of a holder of Common Shares until that holder has converted its Series C Preferred Shares, and only to the extent such Series C Preferred Shares have been or are deemed to have been converted to Common Shares in accordance with the provisions of this Section 7.
     (v) The Trust shall, prior to issuance of any share of Series C Preferred Shares, and from time to time as may be necessary, reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of beneficial interest, for the purpose of effecting the conversion of the Series C Preferred Shares pursuant to this Section 7, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion pursuant to this Section 7 of all shares of Series C Preferred Shares then outstanding into such Common Shares at any time (assuming that, at the time of the computation of such number of Common Shares, all such shares of Series C Preferred Shares would be held by a single holder). The Trust covenants that all Common Shares that may be issued upon conversion of Series C Preferred Shares shall, upon issue, be validly issued, fully paid and nonassessable and free from all liens and charges and, except as provided in Section 7(c)(iii), taxes with respect to the issue thereof and not subject to any preemptive rights. Before the delivery of any Common Shares that the Trust shall be obligated to deliver upon conversion of any shares of the Series C Preferred Shares, the Trust shall comply with all federal and state laws and regulations applicable to such conversion.
     (d) Payment Upon Conversion
     (i) Upon conversion pursuant to and in accordance with the provisions of this Section 7 (whether upon exercise of a Company Conversion Option or exercise of a Holder Conversion Right), the Trust shall deliver, at the option of the Board of Trustees, either (1) a number of Common Shares based upon the applicable Conversion Rate, or (2) an amount of cash and common shares as follows:
--	cash in an amount equal to the lesser of (a) the Conversion Value and (b) the $25.00 liquidation preference, and

--	if the Conversion Value is greater than the $25.00 liquidation preference, a number of Common Shares equal to the difference between the Conversion Value and the $25.00 liquidation preference, divided by the average of the Closing Sale Price of the Common Shares during the Cash Settlement Averaging Period.
     (ii) At any time, the Board of Trustees may irrevocably waive, in its sole discretion, by notice to the holders of the Series C Preferred Shares, the Trust’s right to satisfy its conversion obligation by payment solely in Common Shares pursuant to clause (1) of Section 7(d)(i) above. The Trust shall not be permitted to elect the payment option in clause (1) of Section 7(d)(i) above if the Trust has elected to waive its right to do so. If the Trust has irrevocably waived such right, then the Trust shall give notice of such waiver by mail or publication (with subsequent prompt notice by mail) to holders of Series C Preferred Shares, and such waiver shall be effective as of the date specified in such notice, or if no date is specified, then as of the date of such notice.

     (iii) If the Trust shall exercise the Company Conversion Option, then the press release and the Company Option Conversion Notice pursuant to Section 7(b)(iii) will state the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in clause (1) of Section 7(d)(i)); and such payment election shall apply to all such Series C Preferred Shares to be converted pursuant to the such Company Conversion Option.
     (iv) If the Trust receives a Conversion Notice from a holder of Series C Preferred Shares in accordance with Section 7(a)(ii), then the Trust shall notify the relevant holders of Series C Preferred Shares within two scheduled Trading Days following the Conversion Date of the form of Conversion Payment the Trust elects to deliver upon conversion (unless the Trust has irrevocably elected to waive its right to deliver the Conversion Payment solely in Common Shares as provided in clause (1) of Section 7(d)(i) above). All holders of Series C Preferred Shares converting on the same Trading Day pursuant to a Holder Conversion Right will be treated in the same manner. The Trust shall not have any obligation to satisfy its conversion obligation arising on different Trading Days in the same manner. For the avoidance of doubt, the Trust may elect to choose on one Trading Day to deliver the Conversion Payment solely in the form of Common Shares pursuant to clause (1) of Section 7(d)(i) above, and to choose on another Trading Day to settle in cash and/or common             shares pursuant to clause (2) of Section 7(d)(i) above.
     (e) Payment of Distributions upon Conversion.
     (i) Holder Conversion Right.
(A)	If a holder of Series C Preferred Shares exercises its Holder Conversion Right, upon delivery of the Series C Preferred Shares for conversion, those Series C Preferred Shares shall cease to cumulate distributions as of the close of business on the Conversion Date and the holder shall not receive any cash payment representing accrued and unpaid distributions on the Series C Preferred Shares delivered for conversion, except in those limited circumstances discussed in this Section 7(e)(i). Except as provided herein, the Trust shall make no payment for accrued and unpaid distributions, whether or not in arrears, on Series C Preferred Shares converted at a holder’s election pursuant to a Holder Conversion Right, or for distributions on Common Shares issued upon such conversion.

(B)	If the Trust receives a Conversion Notice before the close of business on a Distribution Record Date, the holder shall not be entitled to receive any portion of the distribution payable on such converted Series C Preferred Shares on the corresponding Distribution Payment Date.

(C)	If the Trust receives a Conversion Notice after the Distribution Record Date but prior to the corresponding Distribution Payment Date, the holder of Series C Preferred Shares on the Distribution Record Date shall receive on that Distribution Payment Date accrued distributions on those Series C Preferred Shares, notwithstanding the conversion of those Series C Preferred Shares prior to that Distribution Payment Date. However, at the time that such holder surrenders the Series C Preferred Shares for conversion, the holder shall pay to the Trust an amount equal to the distribution that has accrued and that shall be paid on the related Distribution Payment Date.

(D)	A holder of Series C Preferred Shares on a Distribution Record Date who exercises its Holder Conversion Right and converts such Series C Preferred Shares into Common Shares on or after the corresponding Distribution Payment Date shall be entitled to receive the distribution payable on such Series C Preferred Shares on such Distribution Payment Date, and the converting holder need not include payment of the amount of such distribution upon surrender for conversion of such Series C Preferred Shares.
     (ii) Company Conversion Option.

(A)	If the Trust exercises the Company Conversion Option, whether the Company Conversion Option Date is prior to, on or after the Distribution Record Date for the current period, all unpaid distributions which are in arrears as of the Company Conversion Option Date shall be payable to the holder of the Series C Preferred Shares with respect to which the Company Conversion Option has been exercised.

(B)	If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is after the close of business on a Distribution Payment Date and prior to the close of business on the next Distribution Record Date, the holder of Series C Preferred Shares with respect to which the Company Conversion Option has been exercised shall not be entitled to receive any portion of the distribution for such period on such converted Series C Preferred Shares on the corresponding Distribution Payment Date.

(C)	If the Trust exercises the Company Conversion Option and the Company Conversion Option Date is a date that is on or after the close of business on any Distribution Record Date and prior to the close of business on the corresponding Distribution Payment Date, all distributions, including accrued and unpaid distributions, whether or not in arrears, with respect to the Series C Preferred Shares called for conversion on such date, shall be payable on such Distribution Payment Date to the record holder of Series C Preferred Shares if the record holder of such shares is the record holder of such Shares on such Distribution Record Date.
     (iii) Fundamental Change Conversion Right. The provisions set forth above in this Section 7(e) shall not apply to Series C Preferred Shares which are converted into Common Shares pursuant to the Fundamental Change Conversion Right or which are repurchased by the Trust in lieu of such conversion pursuant to Section 10 below.
     8. Adjustments to Conversion Rate
     (a) The Conversion Rate shall be adjusted from time to time by the Trust as follows:
     (i) If Common Shares are issued as payment for distributions on Common Shares, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x OS1/OSO
where,

CRO	=	the Conversion Rate in effect immediately prior to such event
CR1	=	the Conversion Rate in effect immediately after such event
OSO	=	the number of Common Shares outstanding immediately prior to such event
OS1	=	the number of Common Shares outstanding immediately after such event.
     An adjustment made pursuant to this subsection (i) shall become effective on the date immediately after the date fixed for the determination of shareholders entitled to receive such distribution or other distribution. If any distribution described in this subsection (i) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (ii) If a share subdivision, combination or reclassification of Common Shares is effected, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x OS1/OSO
     where,

CRO	=	the Conversion Rate in effect immediately prior to such event
CR1	=	the Conversion Rate in effect immediately after such event
OSO	=	the number of Common Shares outstanding immediately prior to such event
OS1	=	the number of Common Shares outstanding immediately after such event.
     An adjustment made pursuant to this subsection (ii) shall become effective on the date immediately after the date on which such subdivision, combination or reclassification becomes effective.
     (iii) If any rights, warrants, options or other securities are issued to all or substantially all of the holders of Common Shares entitling them for a period of not more than sixty (60) days immediately following the record date for the distribution, to purchase or subscribe for Common Shares, or securities convertible into Common Shares (which for such and similar purposes hereunder shall be deemed also to include securities which are exchangeable or exercisable for Common Shares), in either case at an exercise price per share or a conversion price per share less than the Closing Sale Price per share of the Common Shares on the record date for such distribution, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x (OSO+X)/(OSO+Y)
where,

CRO	=	the Conversion Rate in effect immediately prior to such event
CR1	=	the Conversion Rate in effect immediately after such event
OSO	=	the number of Common Shares outstanding immediately prior to such event
X	=	the total number of Common Shares issuable pursuant to such rights, warrants, options or other securities
Y	=	the number of Common Shares equal to the quotient of (A) the aggregate price payable to exercise of such rights, warrants, options or other securities and (B) the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.
     If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.
     An adjustment made pursuant to this subsection (iii) shall be made successively whenever such rights, warrants, options, other securities or convertible securities are issued, and shall become effective on the day following the date of announcement of such issuance. If, at the end of the period during which such rights, warrants, options, other securities or convertible securities are exercisable or convertible, not all rights, warrants, options, other securities or convertible securities have been exercised or converted, as the case may be, the adjusted Conversion Rate shall be immediately readjusted to what it would have been based upon the number of additional Common Shares actually issued (or the number of Common Shares actually issued upon conversion of convertible securities actually issued).
     For purposes of this subsection (iii), in determining whether such rights, warrants, options, other securities or convertible securities entitle the holder to subscribe for or purchase or exercise a conversion right for Common Shares at less than the average Closing Sale Price of the Common Shares, and in determining the aggregate exercise or conversion price payable for such Common Shares, there shall be taken into account any consideration received by the Trust for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by the Board of Trustees.
     (iv) If any shares of the Trust’s or any of the Trust’s existing or future subsidiaries’ shares of beneficial interest (other than Common Shares), evidences of indebtedness or other assets (other than distributions covered by subsections (v) and (vi) below) or rights, warrants, options or other securities or convertible securities which entitle the holder to subscribe for or purchase or exercise a conversion right for securities of the Trust (other than those covered by subsection (iii) above) (collectively, subject to such exclusions, “Distributed Assets”), the Conversion Rate in effect immediately before the close of business on the ex-distribution date shall be adjusted, based on the following formula:

CR1 = CRO x SPO/(SPO — FMV)
where

CRO	=	the Conversion Rate in effect immediately prior to such distribution
CR1	=	the Conversion Rate in effect immediately after such distribution
SPO	=	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the ex-distribution date for such distribution
FMV	=	the fair market value (as determined in good faith by the Board of Trustees) of such Distributed Assets distributed with respect to each outstanding Common Share on the record date for such distribution.
     Notwithstanding the foregoing, the Trust shall not adjust the Conversion Rate pursuant to this paragraph for distributions of rights, warrants, options or other securities or convertible securities, if adequate provision shall be made (as determined in good faith by the Board of Trustees) so that the holder of each Series C Preferred Share shall have the right to receive on the date, if any, on which such Series C Preferred Share is converted into Common Shares, the amount of such Distributed Assets such holder of such Series C Preferred Share would have received had such holder of such Series C Preferred Share owned a number of Common Shares equal to the Conversion Rate on the record date for such distribution.
     With respect to an adjustment pursuant to this subsection (iv) where there has been a payment or distribution on Common Shares or capital shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (a “spin-off”), the Conversion Rate in effect immediately before the close of business on the ex-distribution date shall be increased, based on the following formula instead of the formula set forth above in this subsection (iv):
CR1 = CRO x (FMVO + MPO)/MPO
where,

CRO	=	the Conversion Rate in effect immediately prior to such distribution
CR1	=	the Conversion Rate in effect immediately after such distribution
FMVO	=	the average of the Closing Sale Prices of the capital shares or similar equity interest distributed to holders of Common Shares applicable to one Common Share over the first 10 Trading Days after the effective date of the spin-off
MPO	=	the average of the Closing Sale Prices of Common Shares over the first 10 consecutive Trading Days after the effective date of the spin-off.
     The adjustment to the Conversion Rate under the preceding paragraph with respect to a spin-off shall occur on the tenth Trading Day from, and including, the effective date of the spin-off.
     If any such distribution or distribution described in this subsection (iv) is declared but not paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.
     (v) If any cash dividend or distribution is paid or made during any of the Trust’s quarterly fiscal periods to all or substantially all of the holders of Common Shares in an aggregate amount that, together with all other cash dividends and distributions made during such quarterly fiscal period, exceeds the Distribution Threshold times the number of Common Shares outstanding on the record date for such dividend or distribution, other than distributions covered by subsection (vi) below, the Conversion Rate shall be adjusted based on the following formula:
CR1 = CRO x SPO/(SPO — C)
where,

CRO	=	the Conversion Rate in effect immediately prior to the record date for such distribution
CR1	=	the Conversion Rate in effect immediately after the record date for such distribution
SPO	=	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days prior to the Business Day immediately preceding the Distribution Record Date of such distribution
C	=	(A) in the case of a regular quarterly dividend or distribution, the amount in cash per share the Trust distributes to holders of Common Shares that exceeds the Distribution Threshold then in effect or (B) in any other case, the full amount of such dividend or distribution.
     An adjustment made pursuant to this subsection (v) shall become effective on the date immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution. If any dividend or distribution described in this subsection (v) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such distribution had not been declared.
     The initial “Distribution Threshold” shall be $0.6875. In the event the Conversion Rate is adjusted pursuant to this Section 8, other than an adjustment in respect of a regular quarterly dividend or distribution pursuant to this subsection (v), the Distribution Threshold shall be concurrently adjusted multiplying the Distribution Threshold in effect immediately before the adjustment by a fraction, the numerator of which is the Conversion Rate in effect immediately before the adjustment, and the denominator of which is the adjusted Conversion Rate.
     (vi) If distributions of cash or other consideration by the Trust or any of its subsidiaries in respect of a tender offer or exchange offer for Common Shares, where such cash and the value of any such other consideration per Common Share validly tendered or exchanged exceeds the Closing Sale Price per Common Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer (the “Expiration Date” and the last time at which such tenders or exchanges could have been made on the Expiration Date being the “Expiration Time”) on the following formula:
CR1 = CRO x (AC + (SP1 x OS1))/(OSO x SP1)
where,

CRO	=	the Conversion Rate in effect on the Expiration Date
CR1	=	the Conversion Rate in effect on the day next succeeding the Expiration Date
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Trustees) paid or payable for Common Shares purchased in such tender or exchange offer
OSO	=	the number of Common Shares outstanding immediately prior to the Expiration Time
OS1	=	the number of Common Shares outstanding immediately after the date such tender or exchange offer expires
SP1	=	the average of the Closing Sale Prices of Common Shares for the 10 consecutive Trading Days commencing on the Trading Day next succeeding the Expiration Date
     If, however, the application of the foregoing formula would result in a decrease in the Conversion Rate, no adjustment to the Conversion Rate shall be made.
     Any adjustment made pursuant to this subsection (vi) shall become effective on the date immediately prior to the open of business on the day following the Effective Date. If the Trust is obligated to purchase Common Shares pursuant to any such tender or exchange offer, but the Trust is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would be in effect if such tender or exchange offer had not been made.
     (b) If the Trust issues any rights, warrants, options or other securities entitling the holders thereof to purchase or subscribe for Common Shares or securities convertible into Common Shares only upon the occurrence of certain triggering events, then:
     (i) the Conversion Rate shall not be adjusted pursuant to Section 8(a) above until the earliest of these triggering events occurs; and

     (ii) the Conversion Rate shall be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.
     (c) The Conversion Rate shall not be adjusted for any of the transactions described in Section 8(a) if the Trust makes provisions for each holder of Series C Preferred to participate in the transaction without conversion as if such holder held the number of shares equal to the Conversion Rate in effect on the “ex-date” or effective date, as the case may be, for such transaction multiplied by the number of Series C Preferred Shares held by such holder.
     (d) The Conversion Rate shall not be adjusted pursuant to the provisions above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate. Any adjustment that would otherwise have been made shall be taken into account in any subsequent adjustment. In addition, at the end of each fiscal year, beginning with the fiscal year ending on December 31, 2007, any adjustments that have otherwise deferred pursuant to this subsection (d) shall be given effect, and those adjustments, if any, shall no longer be carried forward or taken into account in any subsequent adjustment. If a Fundamental Change occurs, all adjustments that have otherwise deferred pursuant to this subsection (d) shall be given effect.
     (e) To the extent permitted by law and the continued listing requirements of the NYSE or any other securities exchange on which Common Shares may then be listed, the Board of Trustees may, from time to time, increase the Conversion Rate by any amount for a period of at least 20 days or any longer period required by law, so long as the increase is irrevocable during that period and the Board of Trustees determines that the increase is in the Trust’s best interests. Any such determination by the Board of Trustees shall be conclusive. The Trust shall mail a notice of the increase to holders of Series C Preferred Shares at least 15 days before the day the increase commences.
     (f) The Board of Trustees may from time to time make such additional increases in the Conversion Rate, in addition to those otherwise required or permitted by this Section 8, if the Board determines that it is advisable, in order that any dividend or distribution of Common Shares or other capital shares, any subdivision, reclassification or combination of Common Shares or other capital shares, or any issuance of options, warrants or other rights to acquire Common Shares or other capital shares, or any event treated as such for United States federal income tax purposes, shall not be taxable to the holders of such Common Shares, capital shares, options, warrants or other right for United States federal income tax purposes or to diminish any such tax. The Trust shall mail a notice of the increase to holders of Series C Preferred Shares at least 15 days before the day the increase commences.
     (g) Notwithstanding the other provisions of this Section 8, the Conversion Rate shall not be adjusted:
     (i) upon the issuance of any Common Shares pursuant to any present or future plan providing for the reinvestment of distributions or interest payable on the Trust’s securities and the investment of additional optional amounts in Common Shares under any plan;
     (ii) upon the issuance of any Common Shares or options or rights to purchase Common Shares pursuant to, or the repurchase by the Trust of Common Shares or such options or rights pursuant to, any present or future employee, trustee, manager or consultant incentive or benefit plan or program of or assumed by the Trust or any of the Trust’s subsidiaries;
     (iii) for a change in the par value of the Common Shares; or
     (iv) for accumulated and unpaid distributions.
     (h) The following provisions shall apply if a Business Combination shall occur a result of which the holders of the Trust’s Common Shares are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Shares:
     (i) The Trust or the successor or purchasing Person, as the case may be, shall provide that each holder of Series C Preferred Shares shall be entitled thereafter to convert such Series C Preferred Shares into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which such holder of Series C Preferred Shares would have owned or been entitled to receive upon such Business Combination as if such holder of Series C Preferred Shares held a number of Common Shares equal to the Conversion Rate as of the effective date for such Business Combination, multiplied by the number of shares of Series C Preferred Shares held by such holder; provided that with respect to a Business Combination that also constitutes a Fundamental Change, such holder of Series C Preferred Shares shall not be entitled to receive any Additional Shares if such holder does not convert its Series C Preferred Shares in connection with the relevant Fundamental Change pursuant to Section 10(a). In the event that holders of Common Shares have the opportunity to elect the form of consideration to be received in such Business Combination, the Trust shall make adequate provision whereby the holders of Series C Preferred Shares shall have a reasonable opportunity to determine the form of consideration into which all of the Series C Preferred Shares, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders of Series C Preferred Shares who participate in such determination, shall be subject to any limitations to which all of the holders of Common Shares are subject (such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination), and shall be conducted in such a manner as to be completed by the date which is the earliest of (A) the deadline for elections to be made by holders of Common Shares, and (B) two Trading Days prior to the anticipated effective date of the Business Combination.
     (ii) The Trust shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the holders of Series C Preferred Shares (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Transfer Agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, holders of Series C Preferred Shares shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date.
     (iii) If this Section 8(h) applies to any event or occurrence would otherwise result in an adjustment to the Conversion Rate pursuant to this Section 8, such adjustment shall not occur or apply.
     (iv) The above provisions of this Section 8(h) shall similarly apply to successive Business Combinations. The Trust shall not become a party to any Business Combination to which this Section 8(h) is applicable unless its terms are consistent in all material respects with the provisions of this Section 8(h).
     (v) None of the provisions of this Section 8(h) shall affect the right of a holder of Series C Preferred Shares to convert its shares of Series C Preferred Shares into Common Shares prior to the effective date of a Business Combination.
     (i) No adjustment to the Conversion Rate shall be required in connection with any event, transaction or other occurrence unless these terms of the Series C Preferred Shares specifically require that such an adjustment be made in connection with such event, transaction or other occurrence.
     (j) All adjustments to the Conversion Rate under this Section 8 or Section 9 or 10 shall be made by the Trust and shall be calculated to the nearest one ten thousandth (1/10,000) of a share. Notwithstanding anything in these terms of the Series C Preferred Shares to the contrary, in no event shall the Conversion Rate be adjusted so that the Conversion Price would be less than $0.01, subject to adjustment for share splits and combinations, reclassifications and similar events affecting the Common Shares.
     (k) In any case in which this Section 8 provides that an adjustment shall become effective immediately after (A) a record date for an event, (B) the date fixed for the determination of shareholders entitled to receive a distribution pursuant to Section 8(a)(i), (C) a date fixed for the determination of shareholders entitled to receive rights, warrants, options or other securities pursuant to Section 8(a)(iii) or (D) the Expiration Time for any tender or exchange offer pursuant to Section 8(a)(vi) (each a “Determination Date”), the Trust may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to each holder of Series C Preferred Shares (or portion thereof) converted after such Determination Date and before the occurrence of such Adjustment Event, the additional Common Shares or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (y) settling fractional shares in the manner set forth in Section 7(c)(ii); provided that in the case of an adjustment made pursuant to Section 8(a)(iv) with respect to a distribution of capital shares of, or similar equity interest in, a subsidiary or other business unit of the Trust, the Trust may defer the issuance of such additional shares and cash payment, if any, until the third Business Day immediately following the last day of the 20 consecutive Trading Day period commencing on the fifth Trading Day after the Ex Distribution Date. For purposes of this Section 8(k), the term “Adjustment Event” shall mean:
     (i) in any case referred to in clause (A) hereof, the occurrence of such event;
     (ii) in any case referred to in clause (B) hereof, the date any such distribution is paid or made;
     (iii) in any case referred to in clause (C) hereof, the date of expiration of such rights, warrants, options or other securities (or the conversion period of any convertible securities issued upon exercise thereof); and
     (iv) in any case referred to in clause (D) hereof, the date a sale or exchange of Common Shares pursuant to such tender or exchange offer is consummated and becomes irrevocable.
     (l) Whenever an adjustment in the Conversion Rate with respect to the Series C Preferred Shares is required:
     (i) the Trust shall forthwith place on file with the Transfer Agent a certificate of its chief financial officer (or such person having similar responsibilities of the Trust), stating the adjusted Conversion Rate determined as provided herein and setting forth in reasonable detail such facts as shall be necessary to show the reason for and the manner of computing such adjustment; and
     (ii) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Trust to each holder of Series C Preferred Shares. Any such notice so given shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, and any failure to give such notice or any defect therein shall not affect the legality or validity of any such adjustment.
     (m) In case:
     (i) the Trust shall declare a distribution or any other distribution on its Common Shares that would require an adjustment in the Conversion Rate pursuant to Section 8(a); or
     (ii) the Trust shall authorize the granting to the holders of all or substantially all of the Common Shares of rights, warrants, options or other securities to subscribe for or purchase any share of any class of shares of beneficial interest of the Trust or any other rights, warrants, options or other securities of the Trust; or
     (iii) of any reclassification or reorganization of the Common Shares (other than a subdivision or combination of the outstanding Common Shares, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Trust is a party and for which approval of any shareholders of the Trust is required, or of the sale or transfer of all or substantially all of the assets of the Trust; or
     (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Trust;
the Trust shall cause to be mailed to each holder of Series C Convertible Shares at its address appearing in the records of the Trust, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such, distribution or grant, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such, distribution or grant are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. In the event any of the foregoing events described in clause (i) through (iv) above is a Make-Whole Fundamental Change, this notice pursuant to this Section 8(m) may be combined with the notice to be provided pursuant to Section 9(c) below. Failure to give a notice pursuant to this Section 8(m), or any defect therein, shall not affect the legality or validity of such dividend, distribution, grant, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.
     9. Adjustment to Conversion Rate Upon a Fundamental Change
     (a) If and only to the extent a holder of Series C Preferred Shares elects to convert its Series C Preferred Shares pursuant to Section 8(a) in connection with a Make-Whole Fundamental Change, the Trust shall increase the Conversion Rate applicable to the shares of Series C Preferred Shares surrendered for conversion by a number of additional shares (the “Additional Shares”), if any, as set forth in this Section 9. A conversion shall be deemed for the purposes of this Section 9(a) to be “in connection with” a Fundamental Change if the applicable Conversion Notice is received by the Transfer Agent from and including the Effective Date of such Fundamental Change up to and including the Fundamental Change Conversion Date for that Fundamental Change. If a holder elects to convert Series C Preferred Shares in connection with a Fundamental Change, but such Fundamental Change is not consummated, then such holder shall not be entitled to the increased Conversion Rate referred to above in connection with the conversion.
The number of Additional Shares, if any, shall be determined by reference to the table below, based on the Effective Date of such Fundamental Change and the Share Price for such Fundamental Change. If an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each applicable Share Price set forth in the first column of the table below shall be adjusted, concurrently with such adjustment in the Conversion Rate, multiplying the Share Price in effect immediately before the adjustment by a fraction, the numerator of which is the Conversion Rate in effect immediately before the adjustment, and the denominator of which is the adjusted Conversion Rate. In addition, but without duplication of the adjustment pursuant to the preceding sentence, if an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each applicable number of Additional Shares set forth in the table below shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 8.

Number of Additional Shares
(per $25.00 liquidation preference of Series C Preferred Shares)

	Share Price
Effective Date	$59.45	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00	$110.00	$120.00	$130.00
December 22, 2006	0.0701	0.0562	0.0461	0.0379	0.0313	0.0262	0.0221	0.0190	0.0165	0.0130	0.0106	0.0091
January 15, 2008	0.0701	0.0582	0.0475	0.0388	0.0318	0.0263	0.0220	0.0187	0.0161	0.0125	0.0102	0.0088
January 15, 2009	0.0701	0.0571	0.0460	0.0369	0.0296	0.0238	0.0193	0.0159	0.0133	0.0100	0.0080	0.0068
January 15, 2010	0.0701	0.0561	0.0446	0.0351	0.0272	0.0210	0.0163	0.0127	0.0102	0.0071	0.0055	0.0046
January 15, 2011	0.0701	0.0554	0.0436	0.0335	0.0250	0.0180	0.0127	0.0088	0.0063	0.0037	0.0028	0.0024
January 15, 2012	0.0701	0.0550	0.0432	0.0329	0.0238	0.0157	0.0084	0.0022	0.0000	0.0000	0.0000	0.0000
January 15, 2013	0.0701	0.0547	0.0429	0.0327	0.0236	0.0156	0.0083	0.0022	0.0000	0.0000	0.0000	0.0000
January 15, 2014	0.0701	0.0544	0.0426	0.0324	0.0234	0.0154	0.0082	0.0022	0.0000	0.0000	0.0000	0.0000
January 15, 2015	0.0701	0.0541	0.0424	0.0322	0.0232	0.0153	0.0081	0.0021	0.0000	0.0000	0.0000	0.0000
January 15, 2016	0.0701	0.0540	0.0423	0.0321	0.0231	0.0152	0.0081	0.0021	0.0000	0.0000	0.0000	0.0000
January 15, 2017	0.0701	0.0342	0.0067	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     (b) The exact applicable Share Price and Effective Date may not be as set forth in the table above, in which case:
     (i) if the actual applicable Share Price is between two applicable Share Price listed in the table above, or the actual effective date is between two dates listed in the table above, the Trust shall determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the two applicable prices, or for the two dates based on a 365-day year, as applicable;
     (ii) if the actual applicable Share Price is greater than $130.00 per share (subject to adjustment as provided below, the “Cap Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change; and
     (iii) if the actual applicable Share Price is less than $59.45 per share (subject to adjustment as provided below, the “Floor Price”), no Additional Shares shall be issuable and the Conversion Rate shall not increase in connection with a Fundamental Change.
In no event shall Additional Shares be issuable if, after giving effect thereto, the Conversion Rate would exceed 0.4205 (the “Cap Conversion Rate”). If an event occurs that requires an adjustment to the Conversion Rate as described in Section 8, each of the Cap Price, the Floor Price and the Cap Conversion Rate shall be adjusted concurrently and in the same manner in which the Conversion Rate is adjusted as described in Section 8.
     (c) The Trust shall mail to holders of Series C Preferred Shares notice of, or publicly announce (with subsequent prompt notice by mail), the anticipated effective date of any proposed Make-Whole Fundamental Change at least 15 days before the anticipated Effective Date of such Make-Whole Fundamental Change. In addition, no later than the third Business Day after the completion of such Make-Whole Fundamental Change, the Trust shall publicly announce such completion.
     10. Fundamental Change Conversion Right and Repurchase Right.
     (a) Subject to and upon compliance with the provisions of this Section 10, in the event of a Fundamental Change occurs, when the applicable Share Price is less than $59.45 per share, then a holder of any share or shares of Series C Preferred Shares shall have the right, at its option and in addition to its Holder Conversion Right, to convert all or any portion of such holder’s outstanding Series C Preferred Shares (the “Fundamental Change Conversion Right”) on the applicable Fundamental Change Conversion Date into the number of fully paid and non-assessable Common Shares per $25.00 liquidation preference of Series C Preferred Shares equal to such liquidation preference plus accrued and unpaid dividends to but not including such Fundamental Change Conversion Date divided by 98% of the Market Price of Common Shares (such rate of conversion being the “Fundamental Change Conversion Rate”). The Fundamental Change Conversion Right shall be exercisable as provided below in this Section 10.
     (b) If the Fundamental Change Conversion Right has been exercised with respect to Series C Preferred Shares, the Trust shall have the right (the “Repurchase Right”), at its election and in lieu of such conversion, to repurchase some or all of such Series C Preferred Shares for a repurchase price per share equal to the $25.00 liquidation preference of such Series C Preferred Share plus accrued and unpaid dividends to, but not including, such Fundamental Change Conversion Date (the “Fundamental Change Repurchase Price”); provided that if the relevant Fundamental Change Conversion Date is on a date that is after a Distribution Record Date and on or prior to the corresponding Distribution Payment Date, the Trust shall pay such distributions to the holder of record on the corresponding Distribution Record Date, and the Fundamental Change Repurchase Price per Series C Preferred Share shall be equal to the $25.00 liquidation preference of such Series C Preferred Share. The Repurchase Right shall be exercisable by notice from the Trust to holders of Series C Preferred Shares and to the Transfer Agent given not later than the time and in the manner provided in Section 10(e) and may be incorporated as a part of the notice delivered pursuant to such Section.
     (c) In the event the Trust exercises the Repurchase Right with respect to Series C Preferred Shares that would otherwise be converted into Common Shares on a Fundamental Change Conversion Date, such Series C Preferred Shares shall not be converted into Common Shares, and the holder of such Series C Preferred Shares shall be entitled to receive the applicable Fundamental Change Repurchase Price in cash as provided in this Section 10.
     (d) Notwithstanding the provisions of Section 10(a), but subject to the next sentence, the aggregate number of Common Shares issuable in connection with the exercise of the Fundamental Change Conversion Right may not exceed 3,244,023 shares (if 5,400,000 Series C Preferred Shares are issued under these Articles Supplementary), or 3,604,470 (if more than 5,400,000 Series C Preferred Shares are issued under these Articles Supplementary), or such other number of Common Shares as shall then be authorized and available for issuance. If the number of Common Shares issuable upon such conversion would exceed the foregoing amounts or such other number of Common Shares as shall then be authorized and available for issuance, the Trust shall have the option to satisfy the remainder of such conversion in common shares that are authorized for issuance in the future. The Trust shall use its best efforts to have any such additional number of Common Shares authorized for issuance within 180 days of the Fundamental Change Conversion Date.
     (e) Within 15 Business Days after the occurrence of a Fundamental Change, the Trust shall mail to the Transfer Agent and all holders of Series C Preferred Shares, and to beneficial owners as required by applicable law, a notice regarding the Fundamental Change and of the resulting Repurchase Right. The notice shall state, among other things:
     (i) the events constituting the Fundamental Change;
     (ii) the Effective Date of the Fundamental Change;
     (iii) the last date on which a holder of Series C Preferred Shares may exercise the Fundamental Change Conversion Right;
     (iv) to the extent applicable, the Fundamental Change Conversion Rate and the Fundamental Change Conversion Price;
     (v) whether the Trust has exercised the Repurchase Right with respect to some or all of Series C Preferred Shares as to which the Fundamental Change Conversion Right may be exercised and, if less than all of such Series C Preferred Shares, specifying the percentage which the Trust has elected to repurchase;
     (vi) unless the Trust has exercised the Repurchase Right with respect to all Series C Preferred Shares as to which the Fundamental Change Conversion Right applies, the method of calculating the Market Price of Common Shares;

     (vii) the Fundamental Change Conversion Date;
     (viii) the name and address of the applicable Transfer Agent;
     (ix) the Conversion Rate and any adjustments to the Conversion Rate that will result from the Fundamental Change;
     (x) that Series C Preferred Shares with respect to which the Fundamental Change Conversion Right has been exercised may be converted at the applicable Conversion Rate, if otherwise convertible, only if a notice of the exercise of the Fundamental Change Conversion Right has been properly withdrawn;
     (xi) that the holder of Series C Preferred Shares shall have the right to withdraw notice of the exercise of the Fundamental Change Conversion Right as to any Series C Preferred Shares prior to the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date (or any such time as may be required by applicable law);
     (xii) the CUSIP number or numbers assigned to the Series C Preferred Shares (if then generally in use);
     (xiii) briefly, the other conversion rights of the Series C Preferred Shares and whether, at the time of such notice, the Series C Preferred Shares are eligible for conversion thereunder; and
     (xiv) unless the Trust has elected to repurchase all Series C Preferred Shares as to which the Fundamental Change Conversion Right applies, the procedures that holders must follow to exercise of the Fundamental Change Conversion Right.
The Trust shall issue a press release for publication to the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first Trading Day following any date on which the Trust provides such notice to the holders of Series C Preferred Shares. No failure of the Trust to give the foregoing notices and no defect therein shall limit the conversion rights of holders of Series C Preferred Shares or affect the validity of the proceedings for conversion or repurchase of the Series C Preferred Shares pursuant to this Section 10.
     (f) In order to exercise the Fundamental Change Conversion Right a holder of Series C Preferred Shares must surrender to the Trust at its principal office or at the office of the Transfer Agent, as may be designated by the Board of Trustees, the certificate or certificates, if any, for the Series C Preferred Shares to be converted accompanied by a written notice specifying the name or names in which the holder wishes the certificate or certificates for the Common Shares, if any, to be issued or in which ownership of such Common Shares, if uncertificated, are to be registered, and stating:
     (i) the relevant Fundamental Change Conversion Date;
     (ii) that the holder of Series C Preferred Shares elects to convert all or a specified whole number of those shares pursuant to the Fundamental Change Conversion Right; and
     (iii) that the Series C Preferred Shares are to be converted pursuant to the Fundamental Change Conversion Right provisions of Series C Preferred Shares.
In lieu of the foregoing procedure, to the extent Series C Preferred Shares are held by DTC in global form, the beneficial owner of Series C Preferred Shares shall comply with the procedures of DTC in order to convert the owner’s beneficial interest in such Series C Preferred Shares pursuant to the Fundamental Change Conversion Right on or before the close of business on the Fundamental Change Conversion Date.

     (g) A holder may withdraw any notice of its exercise of its Fundamental Change Conversion Right (in whole or in part) by delivering to the Transfer Agent a written notice of withdrawal prior to the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date. The notice shall identify the name of the holder, indicate that the holder is withdrawing its election to exercise its Fundamental Change Conversion Right and must state:
     (i) the number of Series C Preferred Shares being withdrawn;
     (ii) if certificated shares have been issued, the certificate numbers of the Series C Preferred Shares being withdrawn; and
     (iii) the number, if any, of the Series C Preferred Shares that remain subject to the conversion notice.
In lieu of the foregoing procedure, to the extent Series C Preferred Shares are held by DTC in global form, the beneficial owner of Series C Preferred Shares shall comply with the procedures of DTC in order to withdraw notice of exercise of its Fundamental Change Conversion Right with respect to such owner’s beneficial interest in such Series C Preferred Shares on or before the close of business on the Business Day immediately preceding the Fundamental Change Conversion Date.
     (h) As promptly as practicable following the Fundamental Change Conversion Date and the surrender of the certificate or certificates, if any, for Series C Preferred Shares to be converted on such date pursuant to the Fundamental Change Conversion Right and receipt of the notice in accordance with Section 10(f), and, if Common Shares to be issued upon conversion of such Series C Preferred Shares are to be registered in a name other than the name of the holder of such Series C Preferred Shares payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, unless the Trust shall have exercised the Repurchase Right with respect to such Series C Preferred Shares, (i) if converted on such date pursuant to the Fundamental Change Conversion Right and receipt of the notice in accordance with Section 10(f), and, if Common Shares to be issued upon conversion of such Series C Preferred Shares are to be registered in a name other than the name of the holder of such Series C Preferred Shares payment of all required transfer taxes, if any, or the demonstration to the Trust’s satisfaction that those taxes have been paid, unless the Trust shall have exercised the Repurchase Right with respect to such Series C Preferred Shares, (i) if Common Shares to be issued upon such conversion are certificated, the Trust shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other Person on such holder’s written order (A) certificates evidencing the number of validly issued, fully paid and non-assessable full Common Shares to which the holder of the shares of Series C Preferred Shares being converted, or the holder’s transferee, shall be entitled, and (B) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), or (ii) if Common Shares to be issued upon such conversion are not certificated, (A) the Trust shall cause the number of validly issued, fully paid and non-assessable full Common Shares to which a holder of shares of Series C Preferred Shares being converted, or a holder’s transferee, shall be entitled to be registered in the name of such holder or such transferee, as applicable, and (B) if less than the full number of such Series C Preferred Shares are being converted, if the Series C Preferred Shares are certificated, a new certificate or certificates, of like tenor, for the number of Series C Preferred Shares evidenced by the surrendered certificate or certificates, less the number of shares being converted (or otherwise the Trust shall cause the number of Series C Preferred Shares not being converted to remain registered in the name of such holder), and (C) if a fractional interest in respect of a Common Share arising upon such conversion is to be settled in cash as provided in Section 10(l), a check or other transfer of funds for the cash settlement amount.
     (i) A conversion of Series C Preferred Shares pursuant to the Fundamental Change Conversion Right which has been properly exercised and for which the notice of exercise has not been withdrawn shall be deemed to have been made at the close of business on the Fundamental Change Conversion Date, unless the Repurchase Right has been exercised with respect to such Series C Preferred Shares, and at such time the rights of the holder thereof as to the Series C Preferred Shares being converted shall cease except for the right to receive Common Shares and, if applicable, cash in lieu of fractional Common Shares issuable upon such conversion, and the Person entitled to receive Common Shares shall be treated for all purposes as having become the record holder of those Common Shares at that time.
     (j) If the Trust elected to repurchase Series C Preferred Shares subject to the exercise of a Fundamental Change Conversion Right, the Fundamental Change Conversion Right of the holder of such Series C Preferred Shares shall automatically not be exercisable, but the holder shall be entitled to receive the Fundamental Change Repurchase Price as provided below in this Section 10.
     (k) The holder of any Series C Preferred Share which the Trust has elected to repurchase pursuant to the Repurchase Right and as to which the notice of exercise of the Fundamental Change Conversion right has not been properly withdrawn shall be entitled to payment of the Fundamental Change Repurchase Price from the Trust promptly following the later of (i) the Fundamental Change Conversion Date with respect to such Series C Preferred Shares and (ii) the time of book-entry transfer or delivery of such Series C Preferred Shares to the Transfer Agent. If the Transfer Agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series C Preferred Shares on the Business Day following the Fundamental Change Conversion Date, then:
     (i) the Series C Preferred Shares shall cease to be outstanding and distributions shall cease to accrue (whether or not book-entry transfer of the Series C Preferred Shares is made or whether or not the Series C Preferred Shares Certificate is delivered to the Transfer Agent); and
     (ii) all of the other rights of the holders of Series C Preferred Shares shall terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series C Preferred Shares).
     (l) In connection with the conversion of any Series C Preferred Shares pursuant to the Fundamental Change Conversion Right, the Trust may elect not to issue fractional Common Shares, in which case the Trust shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest, multiplied by the Closing Sale Price of the Common Shares on the Trading Day immediately prior to the Fundamental Change Conversion Date.
     (m) In case the notice of exercise of the Fundamental Change Conversion Right specifies that the Common Shares issuable upon conversion of Series C Preferred Shares are to be issued or registered in a name or names other than that of the registered holder of Series C Preferred Shares, the notice of exercise shall be accompanied by payment of all transfer taxes payable upon the issuance of Common Shares in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Trust shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of Common Shares upon conversion of Series C Preferred Shares pursuant to the Fundamental Change Conversion Right.
     (n) A holder of Series C Preferred Shares being converted pursuant to the Fundamental Change Conversion Right is not entitled to any rights of a holder of Common Shares, and only to the extent such Series C Preferred Shares have been or are deemed to have been converted to Common Shares in accordance with the provisions of this Section 10.
     (o) All Common Shares delivered upon conversion of shares of Series C Preferred pursuant to the Fundamental Change Conversion Right shall be duly authorized, validly issued, fully paid and nonassessable, and shall be free from preemptive rights and free of any lien or adverse claim.
     (p) The Trust shall comply with the provisions of all United States Federal and state securities laws in connection with any exercise of the Repurchase Right.
     11. Status of Redeemed, Reacquired and Converted Series C Preferred Shares. In the event any Series C Preferred Shares shall be redeemed pursuant to Section 5 hereof, repurchased pursuant to Section 10 hereof or otherwise reacquired by the Trust or converted pursuant to Section 7 or 10 hereof, the Shares so redeemed, repurchased, reacquired or converted shall become authorized but unissued Preferred Shares, available for future classification, reclassification and issuance by the Trust or, if so determined by the Trustees, may be retired and canceled by the Trust.
     12. Restrictions on Ownership.
     The Series C Preferred Shares shall be subject to the ownership restrictions and other provisions contained in Article NINTH of the Declaration.
     13. Severability. If any preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series C Preferred Shares is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption and other terms of the Series C Preferred Shares which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series C Preferred Shares shall remain in full force and effect and shall not be deemed dependent upon any invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series C Preferred Shares.
     14. Notices to Holders. Unless otherwise provided herein or required by law, notices to holders of Series C Preferred Shares provided for in these Articles Supplementary shall be mailed to such holders by first class mail, postage pre-paid, at the respective addresses as the same shall appear on the share transfer records of the Trust or the Transfer Agent. Unless otherwise provided herein or required by law, requirements set forth in these Articles Supplementary for public announcements or publications by the Trust may be satisfied if the subject matter thereof is contained in (a) a document filed by the Trust with, or furnished by the Trust to, the Securities and Exchange Commission and such filing is available to be viewed by the public on the Securities and Exchange Commission’s EDGAR system (or any successor system thereto) or (b) a press release submitted by the Trust for publication to Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public).
     15. Certain Definitions. As used in this ARTICLE SECOND, the following terms shall have the following respective meanings:
     “Additional Shares” has the meaning set forth in Section 9(a).
     “Adjustment Event” has the meaning set forth in Section 8(k).
     “Business Combination” means:
     (i) any recapitalization, reclassification or change of Common Shares, other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of subdivision or a combination;
     (ii) a consolidation, merger or combination of the Trust with another Person;
     (iii) a sale, conveyance or lease to another Person of all or substantially all of the Trust’s property and assets (other than to one or more of the Trust’s subsidiaries); or
     (iv) a statutory share exchange.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Kansas City, Missouri are authorized or required by law, regulation or executive order to close.

     “Cap Conversion Rate” has the meaning set forth in Section 9(b).
     “Cap Price” has the meaning set forth in Section 9(b)(ii).
     “Cash Settlement Averaging Period” means the 20 consecutive Trading Days (including the last Trading Day of such period), starting on, and including the third Trading Day following the Company Conversion Date or the Conversion Date, as the case may be.
     “Change in Control” means the occurrence of any of the following:
     (i) any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of the Trust’s shares of beneficial interest entitled to vote generally in the election of Trustees (the “voting share”);
     (ii) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the Trust’s property or assets, or of all or substantially all of the property or assets of the Trust and its subsidiaries on a consolidated basis, to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;
     (iii) the Trust consolidates with, or merges with or into, another Person or any Person consolidates with, or merges with or into, the Trust, unless the Persons that “beneficially owned,” directly or indirectly, the Trust’s voting share immediately prior to such consolidation or merger “beneficially owned,” directly or indirectly, immediately after such consolidation or merger, voting shares of the surviving or continuing entities representing at least a majority of the total outstanding voting shares of all outstanding classes of voting shares of the surviving or continuing entity;
     (iv) the following persons cease for any reason to constitute a majority of the Board of Trustees:
(A)	individuals who on the Original Issue Date constituted the Board of Trustees; and
(B)	any new Trustees whose election to the Board of Trustees or whose nomination for election by the Trust’s shareholders was approved by at least a majority of the Trust’s Trustees then still in office either who were Trustees on the Original Issue Date or whose election or nomination for election was previously so approved; or
     (v) the Trust is liquidated or dissolved or holders of the Trust’s shares of beneficial interest approve any plan or proposal for the Trust’s liquidation or dissolution.
Notwithstanding the foregoing, a transaction described in (ii) or (iii) above will not constitute a Change of Control if at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such transaction consists of common shares and any associated rights traded on a United States national securities exchange (or which will be traded when issued or exchanged in connection with such transaction).
     “Closing Sale Price” means with regard to the Common Shares or other capital shares of beneficial interest on any date, the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if the Common Shares or other capital shares of beneficial interest, as the case may be, is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which the Common Shares or such capital shares of beneficial interest is traded. If the Common Shares or such capital shares of beneficial interest are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the Closing Sale Price will be the last quoted bid price for the Common Shares or such capital shares of beneficial interest in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If the Common Shares or such capital shares of beneficial interest are not so quoted, the

Closing Sale Price will be the average of the mid-point of the last bid and asked prices for the Common Shares or such capital shares of beneficial interest on the relevant date from each of at least three independent nationally recognized investment banking firms selected by the Trust for this purpose.
     “Company Conversion Option” has the meaning set forth in Section 7(b)(i).
     “Company Conversion Option Date” has the meaning set forth in Section 7(b)(iii).
     “Company Conversion Option Notice” has the meaning set forth in 7(b)(iii).
     “Conversion Date” has the meaning set forth in Section 7(a)(v).
     “Conversion Notice” has the meaning set forth in Section 7(a)(ii).
     “Conversion Price” has the meaning set forth in Section 7(a)(i).
     “Conversion Rate” has the meaning set forth in Section 7(a)(i).
     “Conversion Value” means, for each Series C Preferred Share to be converted, an amount equal to the then applicable Conversion Rate multiplied by the average of the Closing Sale Price during the Cash Settlement Averaging Period.
     “Distributed Assets” has the meaning set forth in Section 8(a)(iv).
     “Distribution Threshold” has the meaning set forth in Section 8(a)(v).
     “Distribution Payment Date” has the meaning set forth in Section 3(a).
     “Distribution Rate” has the meaning set forth in Section 3(a).
     “Distribution Record Date” has the meaning set forth in Section 3(a).
     “DTC” means The Depository Trust Company or a successor thereto or other similar depositary holding Series C Preferred Shares in global form.
     “Effective Date” means, with respect to a Fundamental Change, the date on which such Fundamental Change occurs or becomes effective.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expiration Date” has the meaning set forth in Section 8(a)(vi).
     “Expiration Time” has the meaning set forth in Section 8(a)(vi).
     “Floor Price” has the meaning set forth in Section 9(b)(iii).
     “Fundamental Change” means the occurrence of a Change in Control or a Termination of Trading.
     “Fundamental Change Conversion Date” means, with respect to a Fundamental Change, the date specified as such by the Trust in its notice of such Fundamental Change delivered pursuant to Section 10(e), which date shall be a Business Day and shall not be less than 20 days nor more than 35 days after the date on which the Trust gives such notice.
     “Fundamental Change Conversion Rate” has the meaning set forth in Section 10(a).

     “Fundamental Change Conversion Right” has the meaning set forth in Section 10(a).
     “Fundamental Change Repurchase Price” has the meaning set forth in Section 10(b).
     “Holder Conversion Right” has the meaning set forth in Section 7(a)(i).
     “NYSE” means the New York Stock Exchange or any successor thereto.
     “Make-Whole Fundamental Change” means a Fundamental Change having an Effective Date on or prior to January 15, 2017.
     “Market Price” means, with respect to any Fundamental Change Conversion Date, the average of the Closing Sale Prices of the Common Shares for the five (5) consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Conversion Date, appropriately adjusted to take into account the occurrence, during the period commencing on the first Trading Day of such five Trading-Day period and ending on the Fundamental Change Conversion Date, of any event described in Section 8; provided that in no event shall the Market Price be less than $0.01, subject to adjustment for share splits and combinations, reclassification and similar events.
     “Original Issue Date” has the meaning set forth in Section 3(a).
     “REIT” means a real estate investment trust as defined in the Internal Revenue Code.
     “Repurchase Right” has the meaning set forth in Section 10(b).
     “Series A Preferred Shares” has the meaning set forth in Section 2.
     “Series B Preferred Shares” has the meaning set forth in Section 2.
     “Series C Preferred Shares” has the meaning set forth in Section 1.
     “Share Price” means, with respect to a Fundamental Change, an amount determined as follows:
     (vi) if the Fundamental Change is a transaction or series of related transactions and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for Common Shares in the Fundamental Change consists solely of cash, then the Share Price will be the cash amount paid per Common Share in the transaction;
     (vii) if the Fundamental Change is a sale, transfer, lease, conveyance or other disposition of property and assets and the consideration paid for the Trust’s property and assets (or for the property and assets of the Trust and its subsidiaries on a consolidated basis) consists solely of cash, then the Share Price will be the cash amount paid for the Trust’s property and assets, expressed as an amount per Common Share outstanding on the Effective Date of such Fundamental Change; and
     (viii) in all other cases, the Share Price will be the average of the Closing Sale Price per Common Share for the five consecutive Trading Days immediately preceding the Effective Date.
     “Termination of Trading” is deemed to occur if the Trust’s Common Shares (or other equity securities into which the Series C Preferred Shares are then convertible) are neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.
     “Trading Day” is any day during which (i) trading in the Trust’s Common Shares generally occurs, and (ii) there is no market disruption event. For purposes of this definition, “market disruption event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange on which the Common Shares are listed for trading of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Shares or in any options contracts or future contracts relating to the Common Shares.
     “Transfer Agent” means, initially, UMB Bank, n.a., as transfer agent for the Series C Preferred Shares or, with respect to all or any particular function of the Transfer Agent in these Articles Supplementary, such other conversion, paying or other agent which the Trust shall have designated by notice given to the holders of Series C Preferred Shares, specifying the name and address of such agent. The Trust may, in its sole discretion, remove any Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Trust shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness or such removal.
     THIRD: The Series C Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration.
     FOURTH: These Articles Supplementary have been approved by the Board of Trustees or an authorized committee thereof in the manner and by the vote required by law.
     FIFTH: The undersigned President of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, ENTERTAINMENT PROPERTIES TRUST has executed these Articles Supplementary as of this 21st day of December, 2006.

ENTERTAINMENT PROPERTIES TRUST
By:	/s/ David M. Brain
	Name:	David M. Brain
	Title:	President

WITNESS:
By:	/s/ Gregory K. Silvers
	Name:	Gregory K. Silvers
	Title:	Vice-President and Secretary